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                                                                 Exhibit 10.6(a)

                              EMPLOYMENT AGREEMENT

         This Agreement, effective as of November 30, 2000, is entered into by and between Applied Graphics Technologies, Inc., a Delaware corporation ("AGT"), and Joseph D. Vecchiolla, (hereinafter referred to as the "Employee"), an individual presently residing at 2707 Royal Lytham Court, St. Charles, Illinois 60174. In consideration of the mutual covenants set forth herein, the parties agree as follows:

         1. Employment Term. Subject to the further terms and conditions of this Agreement, AGT shall employ Employee for the period beginning on November 30, 2000 (the "Commencement Date") and ending on November 29, 2002 (the "Term"). After the Term, Employee shall be an employee "At will" and may be terminated by AGT at any time with or without cause.

         2.   Compensation.

                  a. AGT will pay Employee a salary at the rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000) per annum ("Base Salary"). The Base Salary will be reviewed annually and may, in the sole discretion of the Board of Directors, be increased but may not be reduced.

                  b. Employee shall be entitled to receive a cash bonus of One Hundred Thousand ($100,000) as of the execution of this Agreement.

                  c. Employee will be eligible to receive a bonus for calendar year 2001 up to a maximum of 50% of his Base Salary (the "Bonus"), subject to the guideline that (i) fifty percent (50%) of the Bonus will be based upon the Employee meeting certain objectives established in the sole discretion of the Compensation Committee of the Board of Directors (the "Objectives"), and (ii) fifty percent (50%) of the Bonus will be based upon the Employee exceeding the Objectives.

                  d. The Base Salary and bonuses referred to above represent all of Employee's cash compensation, and accordingly, Employee shall not be entitled to any overtime, weekend or holiday compensation. All payments made pursuant to this Agreement shall be less applicable withholdings and deductions.

                  e. Employee shall be eligible to participate in those insurance, retirement and other benefits generally provided to AGT's other senior executives of similar rank and tenure from time to time. Employee shall be eligible to participate in the AGT 401(k) plan (or successor plan) on the first enrollment date following satisfaction of the applicable waiting period.
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                  f. Employee shall be reimbursed for all reasonable travel and entertainment expenses incurred in the furtherance of AGT's business, upon submission by Employee of appropriate documentation in accordance with AGT's policies as are in effect from time to time.

                  g. AGT shall provide Employee with an all inclusive automobile allowance of $1,000 per month.

         3. Duties. Employee agrees to fulfill the duties of Chief Operating Officer and Chief Financial Officer as such duties are defined by AGT's Board of Directors. It is understood that the Company intends to commence a search for a new Chief Executive Officer. In light of the foregoing and the requirements of the Company as determined by the Board of Directors, it is understood that the Employee's duties may be modified from time to time in the future. However, the Employee's duties must, at a minimum, consist of those customarily performed by either the Chief Financial Officer or the Chief Operating Officer (but not both positions). Employee's reporting relationship shall be as determined by the Board of Directors in its sole discretion, provided that, initially, Employee shall report to the Executive Committee of the Board of Directors. Employee shall devote all of his business efforts to the performance of his duties hereunder and shall do so to the best of his abilities. It is currently intended that the financial function of the Company will remain in New York. The Employee's principal office, which is currently in New York, shall be in a location determined by the Board of Directors, but it is presently anticipated that Employee will be spending less time in New York, more time in Chicago and will travel both in the United States and abroad as necessary and appropriate to fulfill his duties.

         4. Vacation. Employee shall be entitled to four (4) weeks vacation during each year of the Term, to be taken at such times as shall be agreed between Employee and the entity or person to whom he reports. Vacation days will accrue and be paid in accordance with AGT's policies as are in effect from time to time.

         5.   Termination.

                  a. This Agreement shall terminate prior to the expiration hereof, in the event of Employee's death, permanent disability, or discharge for cause. "Cause" shall mean (i) indictment for, conviction of or pleas of guilty or nolo contendre to any felony or business-related misdemeanor; (ii) theft, fraud or embezzlement; (iii) excessive absenteeism not related to illness; (iv) the intentional failure to perform assigned duties; (v) an act of gross neglect or gross misconduct; (vi) a material breach of any of the provisions of this Agreement; (vii) the commission of any other action with the intent to harm or injure AGT, its parents, subsidiaries or affiliates; or (viii) habitual drug or alcohol abuse. In the event that AGT terminates Employee for Cause, Employee shall be entitled to Base Salary earned up to the date of termination, but no other compensation (including without limitation any bonus set forth in Paragraph 2(c)) and AGT reserves the right to seek appropriate relief
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for whatever damage may have resulted from the "Cause". Accordingly, without limiting the foregoing, if the Employee is terminated for Cause, he is not entitled to receive (i) any further payments or benefits pursuant to Paragraphs 2(a), 2(c), 2(e) or 2(g) above or (ii) any payment under Paragraph 2(c) for any bonus which has been accrued but unpaid and AGT shall have no further obligation to Employee pursuant to the Agreement. "Permanent disability" shall mean a physical or mental illness, disability or disfigurement which renders Employee incapable of performing his normal services hereunder for a continuous period of 8 weeks, or an aggregate of 16 weeks during any 52-week period. In the event Employee is disabled for less than such 8 or 16 weeks, respectively, Employee shall nonetheless be entitled to full compensation during such period. In the event of Employee's permanent disability or death, Employee shall be entitled to receive his Base Salary and benefits pursuant to Paragraph 2 herein until the effective date of his termination, and AGT shall have no further obligation to Employee pursuant to the Agreement, including but not limited to Paragraphs 2(a), 2(c), 2(e), or 2(g) above.

                  b. AGT shall be entitled to terminate this Agreement at any time during the Term without Cause (as defined above). However, in the event AGT exercises its rights under this Paragraph 5(b), except as provided in Paragraph 6, AGT's sole obligation pursuant to this Agreement shall be to continue to pay Employee's Base Salary under Paragraph 2(a) for six (6) months.

                  c. Amounts payable to Employee pursuant to the Paragraph 5 shall be paid in accordance with AGT's usual payroll practices.

         6. Change of Control. In the event that a Change of Control (as defined below) results in an adverse change in the compensation, reporting structure, key responsibilities, or title of Employee, Employee shall be entitled to resign his employment and AGT shall continue to pay Employee's Base Salary under Paragraph 2(a) for the period of twelve months following the Change of Control. In such event, AGT shall have no further obligation to Employee pursuant to this Agreement, including but not limited to Paragraphs 2(a), 2(c), 2(e) or 2(g) above. In the event that a Change of Control occurs and Employee's employment is terminated without Cause, AGT shall continue to pay Employee's Base Salary under Paragraph 2(a) through the end of the twelve month period following the Change of Control. Any payment to Employee pursuant to this Paragraph 6 shall be in lieu of any amounts owed to Employee pursuant to Paragraph 5(b) and AGT shall have no further obligation to Employee pursuant to this Agreement, including but not limited to Paragraphs 2(a), 2(c), 2(e) or 2(g) above.
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         For purposes of this Agreement, "Change of Control" shall be deemed to have occurred if (i) a "person" or "group" as defined in Section 13(d) of the Securities Exchange Act of 1934 (other than a person or group related to or affiliated with Mortimer B. Zuckerman) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of 50% or more of the outstanding voting stock of AGT, (ii) AGT is to be merged into or consolidated with another corporation not controlled, directly or indirectly, by Mortimer B. Zuckerman, and/or (iii) AGT sells or otherwise disposes of substantially all of its assets.

         7. Noncompetition, Nonsolicitation and Confidentiality. As a material inducement to employ him, Employee agrees that the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference, shall continue in full force and effect as if it had been executed simultaneously with this Agreement except that paragraph 11 therein is hereby modified to provide that it shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

         8. Absence of Restrictions. Employee represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon him entering into this Agreement or performing the duties called for by this Agreement.

         9. Options. Effective December 1, 2000, the Compensation Committee of the Board of Directors has granted to Employee options to acquire 100,000 shares of AGT's common stock (calculated on a pre-reverse stock split basis) under the AGT Amended and Restated 1998 Incentive Compensation Plan. Such options will be at the price the stock closed at on December 1, 2000 and subject to the other terms and conditions set forth in AGT's customary Stock Option Agreement and as are established by the Compensation Committee of the Board of Directors from time to time. Notwithstanding anything to the contrary in AGT's customary Stock Option Agreement, upon the occurrence of a Change of Control, all of the options granted pursuant to this Paragraph 10, to the extent not already vested, shall vest and be immediately exercisable if (i) Employee resigns in accordance with Paragraph 6 hereof or is not offered employment with the successor corporation, or (ii) in the event Employee continues to be employed by the successor corporation, the successor corporation fails to assume the options granted hereunder or substitute a reasonably comparable option or equity opportunity in the successor corporation or a parent or subsidiary of such successor corporation.

         10. Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

                  a. if to Employee, to: Joseph Dennis Vecchiolla, 2707 Royal Lytham Court, St. Charles, Illinois 60174

                  b. if to AGT, to: Chairman of the Board of Directors, , 450 West 33rd Street, New York, New York 10001-2681, with a copy to Martin D. Krall, Chief Legal Officer, at 450 West 33rd Street, Third Floor, New York New York 10001-2681.

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         Any notice so given shall be deemed received when delivered personally, or, if mailed, three days after it is deposited, postage prepaid, by certified mail, in the United States mail. Either party may change the address to which notices are to be sent by giving written notice of such change of address to the other party in the manner herein provided for giving notice.

         11. General.

                  a. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be subject to resolution in the state or federal courts in New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without giving effect to principles of conflicts of laws thereof.

                  b. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings between the parties hereto, including without limitation the employment agreement between AGT and Employee dated May 1, 2000.

                  c. AGT may assign its rights and obligations under this Agreement to any successor thereto or to any corporation or other entity controlled, or under common control with AGT or any of its affiliates. This Agreement is personal to employee, and neither this Agreement nor any of Employee's rights or obligations hereunder may be assigned, pledged or encumbered by him, without the prior written approval of AGT.

                  d. This Agreement may be amended, modified, superseded or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such breach or waiver of the breach of any other term or covenant in this Agreement.

                  e. In the event that any one or more of the provisions of this Agreement shall be determined to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  f. This Agreement may be executed in counterparts; each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.
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                  g. Except with regard to employee's obligations under the
Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, and with regard to AGT's obligations under Paragraphs 5(b) and 6, this Agreement shall be of no further force and effect and AGT shall have no further obligations hereunder after the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown below.

JOSEPH D. VECCHIOLLA                APPLIED GRAPHICS TECHNOLOGIES, INC.

By:                                 By:
   -----------------------------       ----------------------------

Dated:                              Title:
      ---------------------------         -------------------------

                                    Dated:
                                           ------------------------
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                                    EXHIBIT A

                         Noncompetition, Nonsolicitation
                          and Confidentiality Agreement



In consideration for the agreement of Applied Graphics Technologies, Inc., ("AGT") to employ Joseph D. Vecchiolla ("Employee") as Senior Vice President and Chief Financial Officer (the "Employment Agreement") Employee hereby agrees as follows:

         1. In this Agreement, the term AGT includes Applied Graphics Technologies, Inc., as well as all of its parents, subsidiaries and affiliates.

         2. Employee acknowledges that he will be furnished, or may otherwise receive or have access to, private information which relates to AGT's past, present or anticipated customer lists or other compilations for marketing or development, or which relates to administrative, management, financial, marketing, sales or manufacturing activities of AGT and that such information is not easily accessible from public sources. All such information, including any materials or documents containing such information, shall be considered by AGT and Employee as proprietary and confidential ("Proprietary Information").

         3. Both during and forever after the term of the Employment Agreement, Employee agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Employee shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of AGT, without a need to know, (ii) remove Proprietary Information from AGT's premises without valid business purpose, or (iii) use Proprietary Information for his own benefit or for the benefit of any third party.

         4. Employee acknowledges and agrees that all Proprietary Information used or generated during the course of working for AGT is the property of AGT. Employee agrees to deliver to AGT all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information, including all copies of such documents or tangibles, immediately upon notice of the termination of his employment with AGT.

         5. While working for AGT and for one year following termination of his employment from AGT for any reason, Employee will not attempt, either directly or indirectly, to solicit, induce, entice or attempt to influence any employee of AGT to leave AGT's employ or directly or indirectly hire or cause any other entity to hire any person who has been an AGT employee in the 12 months preceding the contact.

         6. Noncompetition

         a. Employee acknowledges that his agreement to forego competition with AGT was a material inducement to AGT to employ him. Employee also acknowledges that he will acquire much Proprietary Information concerning AGT's financial status, current and future marketing and advertising strategies, pricing, and other confidential information as the result of his employment and that such information is not easily accessible from other sources. Employee further acknowledges that the businesses in which AGT engages, including but not limited to pre-press and digital archiving are very competitive; that competition by him in those businesses during his employment, or after his employment terminates, would severely injure AGT; and that his agreements herein are demonstrably necessary to protect those legitimate interests.
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         b. During the term of his employment with AGT, Employee (i) will devote all his professional and business time and effort to and give undivided loyalty to AGT and (ii) will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with AGT, nor directly or indirectly solicit or in any other manner work for or assist any business which is competitive with AGT.

         c. The "Restricted Period" shall mean the period beginning on the Commencement Date of the Employment Agreement and ending on the later of the second anniversary thereof or six months after Employee's employment is terminated. During the Restricted Period, Employee shall not, whether alone or in association with any other person, directly or indirectly (i) engage in any business in the Specified Areas that is competitive with any aspect of the business that is being conducted or planned by AGT at the time Employee's employment with AGT terminates; or (ii) have any interest or association (including, without limitation, as a shareholder, partner, director, officer, employee, consultant, sales representative, supplier, distributor, agent or lender) in or with any person engaged in a business in the Specified Areas that Employee is prohibited from engaging in pursuant to clause (i) above; provided however, that the foregoing shall not prohibit Employee from owning securities of any publicly traded company that is engaged in any such business as long as Employee does not own at any time 5% or more of any class of the equity securities of such company.

         For purposes of the foregoing, the "Specified Areas" means each state or country in which AGT makes any sales or performs any services during the 12 month period preceding the date on which Employee's employment with AGT terminates.

         d. If any provision of this Agreement is determined by a court to be overly broad thereby making the provision unenforceable, Employee agrees that such court shall substitute a reasonable, judicially enforceable limitation in place of the invalid part of the provision and that as so modified the provision shall be as fully enforceable as if set forth herein in the modified form. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.


7.       Employee acknowledges and agrees that:

         a. (i) his contractual obligations under paragraphs 3, 4, 5, and 6 hereof have a unique and very substantial value to AGT, (ii) he has sufficient assets and other skills to provide a reasonable livelihood for himself while such paragraphs are in force, and (iii) he is subject to immediate dismissal by AGT for any breach of those provisions and that such dismissal shall not relieve him from his continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or equitable enforcement of those provisions.

         b. the terms and provisions of this Agreement are applicable to all information and materials developed for, received from or any advice provided to, AGT prior to or after the signing of this Agreement; and

         c. the termination of his employment with AGT for any reason, shall not relieve him from complying with the undertakings and agreements contained herein, which call for performance prior or subsequent to the termination date, including, but not limited to those undertakings and agreements set forth in paragraphs 3, 4, 5 and 6 hereof.

         d. in the event of his breach of any of the undertakings or agreements set forth in paragraphs 3, 4, 5, and 6 of this Agreement, AGT shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating such undertakings or agreements or to compel him to perform such undertakings or agreements. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to AGT.
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         8. No act or failure to act by AGT will waive any right contained herein. Any waiver by AGT must be in writing and signed by the Chairman of AGT to be effective.

         9. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court or other authority with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

         10. This Agreement shall be construed according to its terms and not strictly for or against either party.

         11. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of laws provisions.

         12. All remedies provided herein are cumulative and in addition to all other remedies which may be available at law or in equity.

         13. This Agreement shall be binding on both parties successors, heirs and assigns.



Employee:                                   Applied Graphics Technologies, Inc.:



/s/ Joseph D. Vecchiolla                            /s/ Marty Krall
------------------------                            ---------------------------
Joseph D. Vecchiolla                                By: Martin D. Krall
                                                    Title: Executive Vice
                                                    President, Chief Legal
                                                    Officer and
                                                    Secretary


May 18, 2000                                        May 18, 2000
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Date                                                Date